UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 26, 2007

Federal Home Loan Bank of Pittsburgh
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51395	25-6001324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

601 Grant Street, Pittsburgh, Pennsylvania		15219
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	412-288-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on June 26, 2007, the Board of Directors ("Board") of the Federal Home Loan Bank of Pittsburgh ("Bank") took action on several compensation and benefit plan and practice items affecting the Bank’s executive officers including its Named Executive Officers ("NEOs"). The Bank’s NEOs as identified in its 2006 Annual Report on Form 10-K, as amended, filed on May 11, 2007 ("Amended Form 10-K"), are participants in these plans and subject to the affected compensation practices. Descriptions of existing plans and Bank compensation practices in regard to the NEOs, prior to the latest actions, can be found in "Item 11—Executive Compensation" of the Bank’s Amended Form 10-K.

The Board approved a change in the compensation benchmark practices used for comparison purposes in establishing the base salary ranges for the NEOs other than the Chief Executive Officer ("CEO"). Effective with establishing the 2008 base salary ranges for each of the other NEOs, the primary peer group that will be used by the Board in setting such ranges will be the salary data for comparable positions at the other Federal Home Loan Banks ("FHLBanks"). The compensation peer group used by the Board in setting the CEO’s base salary has been and continues to be the other FHLBanks.

The Board also approved changes to the Bank’s: 1) annual incentive plan, known as, the Short-Term Incentive Compensation Plan ("STI") and 2) Long-Term Incentive Compensation Plan ("LTI"). The Board approved changing the current three-year performance period under the LTI to a two-year performance period, ending December 31, 2007. Pro-rated payouts for this two-year period will be made in 2008 based on the level of achievement of pro-rated LTI goals as of December 31, 2007, to the extent determined by the Board in accordance with the terms of the LTI. Twenty percent (20%) of each pro-rated award shall be subject to forfeiture and not paid out if the NEO does not continue to be employed by the Bank until 2009. Effective as of December 31, 2007, the STI and LTI in their current form will be eliminated and replaced with a new annual Variable Incentive Plan ("VIP") that becomes effective January 1, 2008. Payouts under the VIP will be based on achievement of goals over each annual performance period. Twenty percent (20%) of each VIP award will be subject to forfeiture and not paid out if the NEO does not continue to be employed by the Bank for a period of 3 years. The payout percentages for the NEOs under the VIP have not been determined at this time. The Board expects to determine those percentages before year-end 2007 and the VIP document incorporating those terms will be approved at that time.

The Board also approved offering Change-in-Control Agreements ("CIC Agreements") to the NEOs. Under the Bank’s current severance policy covering all Bank employees, NEOs would receive up to one year of base salary, plus medical insurance and outplacement assistance in the event of involuntary termination other than for cause. Under the CIC Agreements, in the event of employment termination other than for cause (including constructive discharge) following a change in control event, in place of the severance benefits under the severance policy, each NEO would instead receive two years of base salary plus two times his/her VIP payout award at the target level. Each will also receive medical insurance for 18 months and outplacement assistance for 12 months. In addition, the CEO will receive an additional payment in an amount reflecting an additional two years of service credit to the CEO under the Bank’s qualified and nonqualified defined benefit and defined contribution plans. Individual contracts incorporating these terms will ultimately be approved by the Board and executed with each NEO.

The Board approved amendments to the Bank’s nonqualified defined benefit and defined contribution plans, the SERP and Supplemental Thrift Plan (collectively referred to as the "Plans") to meet the requirements of the Internal Revenue Service 409A Regulations and modify portions of the Plans affected by the adoption of the VIP. The Board also approved the establishment of a Rabbi Trust in connection with the Supplemental Thrift Plan.

The information being furnished pursuant to this Item 5.02 on this Current Report on Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Pittsburgh

July 2, 2007	By:	Kristina K. Williams

Name: Kristina K. Williams
Title: Chief Financial Officer